Filed Pursuant to Rule 424(b)(7)

Registration No. 333-280043

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 7, 2024)

DraftKings Inc.

7,507,817 Shares

Class A Common Stock

Offered by the Selling Stockholders

This prospectus supplement relates to the proposed resale or other disposition of up to an aggregate of 7,507,817 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), by the selling stockholders identified in this prospectus supplement (each a “selling stockholder” and together, the “selling stockholders”). We are registering the offer and sale of the shares of the Class A common stock owned by the selling stockholders to satisfy registration rights we granted to them pursuant to an Agreement and Plan of Merger and Plan of Reorganization, dated as of February 11, 2024, by and among DraftKings Inc., Fortune Merger Sub Inc., Fortune Merger Sub LLC, JackPocket Inc. (“Jackpocket”) and Shareholder Representative Services LLC (the “Merger Agreement”). We are not selling any shares of our Class A common stock under this prospectus supplement and we will not receive any of the proceeds from the sale of shares of Class A common stock by the selling stockholders.

The selling stockholders may offer and sell or otherwise dispose of the shares of Class A common stock described in this prospectus supplement from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices, or at privately negotiated prices. The shares of Class A common stock offered by this prospectus supplement may be offered by the selling stockholders directly to purchasers or to or through brokers or dealers or other agents. The selling stockholders will pay all selling expenses (including any broker’s fees or commissions) or fees or expenses of outside counsel or independent accountants of any selling stockholder. We will bear costs, expenses, and fees in connection with the registration of the shares. See “Plan of Distribution” beginning on page S-9 for more information about how the selling stockholders may sell or dispose of their shares of Class A common stock. No Class A common stock may be sold without delivery of this prospectus supplement and the accompanying prospectus describing the method and terms of the offering of such Class A common stock.

Our Class A common stock currently trades on the NASDAQ Global Select Market (“NASDAQ”) under the ticker symbol “DKNG.” On June 6, 2024, the last reported sale price of our Class A common stock on NASDAQ was $37.56 per share.

Investing in the Class A common stock involves certain risks. See “Risk Factors” beginning on page S-4 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 7, 2024.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

On June 7, 2024, we filed with the SEC a registration statement on Form S-3 (Reg. No. 333-280043) utilizing a shelf registration process relating to certain securities, including the Class A common stock described in this prospectus supplement, which registration statement became effective automatically upon filing.

This document contains two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also supplements and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to this offering. If the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

Neither we, nor any selling stockholders, have authorized anyone to provide any information or to make any representations other than as contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, any related free writing prospectus used by us (which we refer to as a “company free writing prospectus”), the documents incorporated by reference in this prospectus supplement and the accompanying prospectus or any other information to which we have referred you. We and any selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus or any related company free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered Class A common stock to which they relate, nor do this prospectus supplement and the accompanying prospectus or any related company free writing prospectus constitute an offer to sell or the solicitation of an offer to buy Class A common stock in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any related company free writing prospectus is accurate as of the dates of the applicable documents. Our business, financial condition, results of operations and prospects may have changed since the applicable dates. When this prospectus supplement and the accompanying prospectus are delivered or a sale pursuant to this prospectus supplement and the accompanying prospectus is made, neither we, nor any selling stockholders, are implying that the information is current as of the date of the delivery or sale. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus supplement and the accompanying prospectus, or any applicable free writing prospectus may involve estimates, assumptions, and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus supplement, the accompanying prospectus and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus supplement. Accordingly, investors should not place undue reliance on this information. You should not consider any information in this prospectus supplement, the accompanying prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our Class A common stock. In particular, we encourage you to consult a tax advisor regarding the U.S. federal tax consequences of acquiring, holding and disposing of Class A common stock in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

Unless the context indicates or requires otherwise, the terms “DraftKings,” “our company,” “the Company,” “we,” “us” and “our” as used in this prospectus supplement refer to DraftKings Inc. and its consolidated subsidiaries. When we refer to “you,” we mean the potential holders of shares of our Class A common stock.

Unless otherwise stated, currency amounts in this prospectus supplement are stated in United States dollars.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our SEC filings are available from the SEC’s Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers, like us, who file reports electronically with the SEC.

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with them, which means that we can disclose important information to you by referring you to those documents. Any statement contained or incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. We incorporate by reference the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC on February 16, 2024 (the “2023 Annual Report”);

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024 filed with the SEC on May 3, 2024;

•	our Current Reports on Form 8-K filed with the SEC on February 15, 2024, March 18, 2024, May 17, 2024 and May 23, 2024 (other than the portions of those documents deemed to be furnished and not filed); and

•	the description of DraftKings’ Class A common stock contained in the Company’s Registration Statement on Form S-4 (File No. 333-260174) filed with the SEC on December 7, 2021, including any amendment or report filed for the purpose of updating such description.

All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and before all of the Class A common stock offered by this prospectus supplement are sold are incorporated by reference in this prospectus supplement from the date of filing of the documents, except for information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and not incorporated by reference herein. Information that we file with the SEC will automatically update and may replace information in this prospectus supplement and information previously filed with the SEC.

You may obtain any of the documents listed above from the SEC, through the SEC’s website or from DraftKings by requesting them in writing or by telephone at the following address:

DraftKings Inc.
222 Berkeley Street, 5th Floor
Boston, Massachusetts 02116
Attention: Investor Relations
Telephone: (617) 986-6744

These documents are available from DraftKings without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this prospectus supplement forms a part.

PROSPECTUS SUPPLEMENT SUMMARY

Company Overview

We are a digital sports entertainment and gaming company. We provide users with online sports betting (“Sportsbook”), online casino (“iGaming”) and daily fantasy sports (“DFS”) product offerings, as well as retail sportsbook, media and other consumer product offerings. We are also involved in the design and development of sports betting and casino gaming software for online and retail sportsbooks and iGaming operators.

Our mission is to make life more exciting by responsibly creating the world’s favorite real-money games and betting experiences. We accomplish this by creating an environment where our users can find enjoyment and fulfillment through Sportsbook, iGaming, and DFS, as well as media and other online consumer product offerings. We are also highly focused on our responsibility as a steward of this new era in real-money gaming. Our ethics guide our decision making with respect to both the tradition and integrity of sports and our investments in regulatory compliance and consumer protection.

We continue to make deliberate and substantial investments in support of our mission and long-term growth. For example, we have invested in our product offerings and technology in order to continuously launch new product innovations; improve marketing, merchandising, and operational efficiency through data science; and deliver a great user experience. We also make significant investments in sales and marketing and incentives to grow and retain our paid user base, including personalized cross-product offers and promotions, and promote brand awareness to attract the “skin-in-the-game” sports fan. Together, these investments have enabled us to create a leading product built on scalable technology, while attracting a user base that has resulted in the rapid growth of our business.

Corporate Information Overview

DraftKings Holdings Inc. (formerly DraftKings Inc.) (“DraftKings Holdings”) was incorporated in Nevada on December 13, 2019 as DEAC NV Merger Corp, a wholly owned subsidiary of our legal predecessor, Diamond Eagle Acquisition Corp. (“DEAC”), a special purpose acquisition company. On April 23, 2020, DEAC consummated the transactions contemplated by the business combination agreement, dated December 22, 2019, as amended on April 7, 2020, and in connection therewith, DraftKings Holdings survived the merger and became a public company and the successor issuer to DEAC. On May 5, 2022, DraftKings Holdings consummated the acquisition of Golden Nugget Online Gaming, Inc., a Delaware corporation (“GNOG”), pursuant to a definitive agreement and plan of merger, dated August 9, 2021, in an all-stock transaction (the “GNOG Transaction”). In connection with the GNOG Transaction, DraftKings Holdings undertook a holding company reorganization where New Duke Holdco, Inc., a Nevada corporation, became the going-forward public company of both DraftKings Holdings and GNOG. New Duke Holdco, Inc. was renamed DraftKings Inc., which is the issuer of the Class A common stock offered hereby. DraftKings’ principal executive offices are located at 222 Berkeley Street, 5th Floor, Boston, Massachusetts 02116. DraftKings’ telephone number is (617) 986-6744, and its website address is www.draftkings.com. Information contained on DraftKings’ website or connected thereto is provided for textual reference only and does not constitute part of, and is not incorporated by reference into, this prospectus or any applicable prospectus supplement.

RISK FACTORS

Investing in our Class A common stock involves risk. You should carefully consider the risks and uncertainties included in or incorporated by reference into this prospectus supplement, including as discussed the caption “Risk Factors” in the accompanying prospectus. You should also consider the risks, uncertainties and assumptions discussed under Item 1A. “Risk Factors” included in our 2023 Annual Report, as amended and supplemented by subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. For more information, see the information provided under the heading “Where You Can Find More Information.” The occurrence of any of these risks might cause you to lose all or part of your investment in the Class A common stock offered hereby. Additional risks not currently known to us or that we now believe are immaterial may also significantly impair our business operations and financial condition.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of Class A common stock by the selling stockholders. The selling stockholders will pay all selling expenses (including any broker’s fees or commissions) or fees or expenses of outside counsel or independent accountants of any selling stockholder. We will pay all expenses incurred in connection with the registration of shares of Class A common stock pursuant to the Merger Agreement, including all fees of the SEC, blue sky registration and filing fees, listing notices and filing fees, printing fees and expenses, transfer agents’ and registrars’ fees and expenses and all fees and expenses of our outside counsel and independent registered public accounting firm; provided that we are not responsible for, to the extent incurred prior to closing of the transactions contemplated by the Merger Agreement (the “Closing”), expenses incurred by Jackpocket in connection with the Registration Statement of which this prospectus supplement and the accompanying prospectus forms a part.

SELLING STOCKHOLDERS

This prospectus supplement relates to the possible resale by certain of the selling stockholders from time to time of up to an aggregate of 7,507,817 shares of Class A common stock.

On February 11, 2024, we entered into the Merger Agreement, pursuant to which on May 22, 2024, we issued 7,507,817 shares of Class A common stock as partial consideration in connection with the completion of the acquisition of Jackpocket. We issued the shares of Class A common stock in reliance upon the exemption from registration afforded by Section 4(a)(2) and Rule 506 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with our obligations under the Merger Agreement, we agreed to register the resale of the shares of Class A common stock offered by the selling stockholders hereby. The following table sets forth information concerning the shares of Class A common stock that may be offered from time to time by each selling stockholder. The number of shares beneficially owned by each selling stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which a selling stockholder has sole or shared voting power or investment power. Percentage ownership is based on 484,621,538 shares of Class A common stock outstanding as of May 31, 2024, which includes the 7,507,817 shares of Class A common stock issued pursuant to the Merger Agreement and covered by this prospectus supplement. For purposes of this table, we have assumed that the selling stockholders will have sold all of the shares of Class A common stock covered by this prospectus supplement upon the completion of the offering. Each of the selling stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the selling stockholders unless noted otherwise.

Certain of the shares of Class A common stock set forth below are subject to the Lock-Up (as defined in the section of this prospectus supplement entitled, “Plan of Distribution”).

The information in the following table has been provided to us by or on behalf of the selling stockholders and has not been independently verified by us. The “selling stockholders” include the selling stockholders listed below and their respective donees, pledgees, transferees or other successors in interest. We may amend or supplement this prospectus supplement from time to time in the future to update or change this list of selling stockholders and securities which may be offered and sold to identify such donees, pledgees, transferees or other successors in interest. The registration of these securities does not necessarily mean that the selling stockholders will sell all or any portion of such securities. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, Class A common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below. See the section of this prospectus supplement entitled, “Plan of Distribution.”

			Maximum
			Number of
			Shares of
			Class A
			Common	Class A Common
			Stock	Stock
			to be Sold	Beneficially
			Pursuant to	Owned
	Class A Common Stock		this	Upon Competition
	Beneficially Owned		Prospectus	of this
	Before this Offering		Supplement	Offering
Selling Stockholder(1)	Number	Percentage	Number	Number	Percentage
Adam Rothstein(2)	48,431	*	48,431	-	*
Andrew Fries(3)	24,431	*	24,431	-	*
Antranik Vartanian(4)	6,843	*	6,693	150	*
BRV V, L.P.(5)	896,289	*	896,289	-	*
Carter Vance(6)	24,807	*	24,807	-	*
Circle K Ventures Inc.(7)	212,574	*	212,574	-	*
Eric Parker(8)	74,421	*	74,421	-	*
Left Lane Capital Entities(9)	737,481	*	737,481	-	*
Lior Shemesh(10)	67,701	*	67,701	-	*
Michelle Yin Wong(11)	22,038	*	22,038	-	*
Peter J. Sullivan III and related entities(12)	517,323	*	517,323	-	*
Raine Venture Partners II LP(13)	194,038	*	194,038	-	*
RGF JP LP(14)	134,087	*	134,087	-	*
Sean Siuda(15)	29,404	*	29,404	-	*
Other selling stockholders(16)	4,706,866	*	4,518,099	188,767	*

* Less than 1%.

(1)	Certain of the selling stockholders are employees of DraftKings or its subsidiaries following the Closing. In addition, as noted above, the selling stockholders have certain registration rights pursuant to the Merger Agreement. Other than such employment relationships and registration rights, there are no material relationships between the selling stockholders and the Company.

(2)	Half of the securities offered hereby are subject to the Lock-Up. Adam Rothstein was a member of the Jackpocket Board of Directors prior to the Closing.

(3)	All of the securities offered hereby are subject to the Lock-Up. Andrew Fries was Senior Vice President, Public Affairs, at Jackpocket prior to the Closing.

(4)	All of the securities offered hereby are subject to the Lock-Up. Antranik Vartanian is the former Chief Growth & Revenue Officer at Jackpocket.

(5)	Half of the securities offered hereby are subject to the Lock-Up. BRV Partners V, LLC is the General Partner BRV V, L.P. Jonathan Ebinger and John Malloy are the general partners of BRV V, L.P. and have investment and/or voting power over these securities. Jonathan Ebinger was a member of the Jackpocket Board of Directors prior to the Closing. The address of this selling stockholder is 400 Concar Dr. 04-107, San Mateo, CA 94402.

(6)	All of the securities offered hereby are subject to the Lock-Up. Carter Vance was General Counsel at Jackpocket prior to the Closing.

(7)	Half of the securities offered hereby are subject to the Lock-Up. Circle K Ventures Inc. is a majority owned subsidiary of Alimentation Couche-Tard Inc. Filipe Da Silva is Chief Financial Officer of Alimentation Couche-Tard Inc. and on behalf of Circle K Ventures Inc., and in such capacity, has investment and/or voting power over these securities. The address of this selling stockholder is c/o Alimentation Couche-Tard / Circle K, 4204 Industriel Boulevard, Laval, Quebec H7L 0E3 Canada.

(8)	All of the securities offered hereby are subject to the Lock-Up. Eric Parker was Senior Vice President, Lottery Platform, at Jackpocket prior to the Closing.

(9)	Consists of: (i) 490,796 shares held by Series J (“LLCP Series J”) of Left Lane Capital Partners Co-Invest, LP, a Delaware limited partnership, (ii) 129 shares held by Series J-1 (“LLCP Series J-1”) of Left Lane Capital Partners Co-Invest, LP, a Delaware limited partnership, (iii) 161,255 shares held by Left Lane Capital Partners I LP (“LLCP I”), a Cayman Islands exempted limited partnership, (iv) 84,029 shares held by Left Lane Capital Partners I-C LP (“LLCP I-C”), a Cayman Islands exempted limited partnership and (v) 1,272 shares held by Left Lane Capital Partners I-B LP (“LLCP I-B”), a Delaware limited partnership ((i) through (v) collectively, the “Left Lane Capital Entities”). Half of the securities offered hereby are subject to the Lock-Up. Left Lane Capital Partners Co-Invest GP I, LP (“Co-Invest GP”) is the sole general partner of Series J and Series J-1. Left Lane Capital Partners Co-Invest GP, LLC (“GP LLC”) is the sole general partner of Co-Invest GP. Harley Miller (“Miller”) is the sole member of GP LLC and has investment and/or voting power over the securities held indirectly by GP LLC. Left Lane Capital Partners GP I LP (“Fund I GP”) is the sole general partner of LLCP I, LLCP I-C and LLCP I-B. Left Lane Capital Partners GP I Ltd (“Fund I GP Ltd”) is the sole general partner of Fund I GP. Miller and Daniel Ahrens are the directors of Fund I GP Ltd and have investment and/or voting power over the securities held indirectly by Fund I GP Ltd. Miller was a member of the Board of Directors of Jackpocket prior to the Closing. The address of each of the Left Lane Capital Entities is 10 Grand St., 21st Floor, Brooklyn, NY 11249.

(10)	All of the securities offered hereby are subject to the Lock-Up. Lior Shemesh was Chief Technology Officer at Jackpocket prior to the Closing.

(11)	All of the securities offered hereby are subject to the Lock-Up. Michelle Yin Wong was Senior Vice President, Marketing, at Jackpocket prior to the Closing.

(12)	Consists of: (i) 96,713 shares held by Palm WY CG Holdings LLC, a Wyoming limited liability company (“Palm WY CG”), (ii) 193,315 shares held by Palm WY Holdings LLC, a Wyoming limited liability company (“Palm WY”), (iii) 80,940 shares held by Papaya WY Holdings LLC, a Wyoming limited liability company (“Papaya WY”), (iv) 80,940 shares held by Sequoia WY Holdings LLC, a Wyoming limited liability company (“Sequioa WY” and together with Palm WY CG, Palm WY and Papaya WY, the “Sullivan entities”) and (v) 65,415 shares held by Peter J. Sullivan III. All of these securities offered hereby are subject to the Lock-Up. Palm WY Advisor LLC, a Wyoming liability company (“Palm WY Advisor”), is the General Manager of the Sullivan entities. Peter J. Sullivan III is the General Manager of Palm WY Advisor and has investment and/or voting power over these securities. Peter J. Sullivan III is the founder of Jackpocket and was its Chief Executive Officer prior to Closing. The address of Palm WY CG is c/o Palm WY CG Holdings LLC, PO Box 22140, Cheyenne, WY 82003. The address of Palm WY is c/o Palm WY Holdings LLC, P.O. Box 22140, Cheyenne, WY 82003. The address of Papaya WY is c/o Papaya WY Holdings LLC, PO Box 1240, Cody, WY 82414. The address of Sequoia WY is c/o Sequoia WY Holdings LLC, PO Box 1240, Cody, WY 82414.

(13)	Half of the securities offered hereby are subject to the Lock-Up. Raine Venture Associates II LP, a Limited Partnership, is the General partner of Raine Venture Partners II LP. Raine Management LLC, a Limited Liability Company, is the General Partner of Raine Venture Associates LP and is managed by Raine Capital LLC, an SEC registered Investment Adviser. Raine Venture Partners II LP has an Investment Committee consisting of Jeffrey Sine, Joseph Ravitch, Brandon Gardner, John Salter and Gordon Rubenstein who collectively, not individually, have voting power for decisions relating to the fund. Messrs. Sine, Ravitch, Gardner, Salter and Rubenstein disclaim beneficial ownership except to the extent of their pecuniary interests therein. Raine Securities LLC, an affiliate of Raine Venture Partners II LP, acted as exclusive financial advisor to Jackpocket in its sale to DraftKings. Raine Partners II LP, an affiliate of Raine Venture Partners II LP, is an indirect existing shareholder in DraftKings through RPII DK LLC. Mr. Salter, a member of the Raine Venture Partners II LP Investment Committee, is a DraftKings Board Observer, although the seat is not Raine-designated, and Mr. Salter served on the DraftKings Board from April 2020 to April 2022. Raine Venture Partners II LP is an affiliate of a broker-dealer registered under the Section 15 of the Exchange Act. Raine Venture Partners II LP has represented that it acquired its shares in the ordinary course of business and at the time of the acquisition did not have any arrangements or understandings with any person to distribute the securities. The address of this securityholder is 65 East 55th Street, 24th Floor, New York, NY 10022.

(14)	Half of the securities offered hereby are subject to the Lock-Up. RGF Corp SPV Management LLC, a Limited Liability Company, is the general partner of RGF JP LP. Raine Management LLC, a Limited Liability Company, is the general partner of RGF Corp SPV Management LLC and is managed by Raine Capital LLC, an SEC registered Investment Adviser. Decisions for RGF JP LP are made by the Raine Gaming Fund Investment Committee, which consists of Jeffrey Sine, Joseph Ravitch, Brandon Gardner, John Salter and Deborah Mei, who collectively, not individually, have voting power for decisions related to this entity. Messrs. Sine, Ravitch, Gardner and Salter and Ms. Mei disclaim beneficial ownership except to the extent of their pecuniary interests therein. Raine Securities LLC, an affiliate of RGF JP LP, acted as exclusive financial advisor to Jackpocket in its sale to DraftKings. Raine Partners II LP, an affiliate of RGF JP LP, is an indirect existing shareholder in DraftKings through RPII DK LLC. John Salter, a member of the Raine Gaming Fund Investment Committee, is a DraftKings Board Observer, although the seat is not Raine-designated, and Mr. Salter served on the DraftKings Board from April 2020 to April 2022. RGF JP LP is an affiliate of a broker-dealer registered under the Section 15 of the Exchange Act. RGF JP LP has represented that it acquired its shares in the ordinary course of business and at the time of the acquisition did not have any arrangements or understandings with any person to distribute the securities. The address of this selling stockholder is 65 East 55th Street, 24th Floor, New York, NY 10022.

(15)	All of the securities offered hereby are subject to the Lock-Up. Sean Siuda was Chief Financial Officer at Jackpocket prior to the Closing.

(16)	Other selling stockholders include an aggregate of 139 record holders as of the date of this prospectus supplement, who collectively own less than 1% of the outstanding Class A common stock in the aggregate. Class A common stock beneficially owned before and upon completion of this offering includes: (i) 163,422 shares of Class A common stock held by other selling stockholders that were not received pursuant to the Merger Agreement and (ii) 25,345 shares of Class A common stock underlying Jackpocket options assumed by DraftKings pursuant to the Merger Agreement that are presently exercisable or exercisable within 60 days.

PLAN OF DISTRIBUTION

The Company is registering the resale by the selling stockholders or their permitted transferees of shares of Class A common stock issued pursuant to the Merger Agreement. We will not receive any of the proceeds from the sale of shares of Class A common stock by the selling stockholders.

The selling stockholders will pay all selling expenses (including any broker’s fees or commissions) or fees or expenses of outside counsel or independent accountants of any selling stockholder. We will pay all expenses incurred in connection with the registration of shares of Class A common stock pursuant to the Merger Agreement, including all fees of the SEC, blue sky registration and filing fees, listing notices and filing fees, printing fees and expenses, transfer agents’ and registrars’ fees and expenses and all fees and expenses of our outside counsel and independent registered public accounting firm; provided that we are not responsible for, to the extent incurred prior to Closing, expenses incurred by Jackpocket in connection with the Registration Statement of which this prospectus supplement and the accompanying prospectus forms a part.

The shares of Class A common stock beneficially owned by the selling stockholders covered by this prospectus supplement may be offered and sold from time to time by the selling stockholders, subject to the Lock-Up described below. The term “selling stockholders” includes donees, pledgees, transferees or other successors in interest selling Class A common stock received from a selling stockholder as a gift, pledge, partnership distribution or other transfer in accordance with the terms of the Merger Agreement, as further described below. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The Class A common stock may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the Class A common stock will be subject to certain conditions. The underwriters will be obligated to purchase all the Class A common stock offered if any of the Class A common stock is purchased.

Subject to the Lock-Up described below, selling stockholders may use any one or more of the following methods when selling shares of Class A common stock offered by this prospectus supplement:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus supplement;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the Class A common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of NASDAQ;

•	through trading plans entered into by a selling stockholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus supplement and the accompanying prospectus that provide for periodic sales of their Class A common stock on the basis of parameters described in such trading plans;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	settlement of short sales entered into after the date of this prospectus supplement;

•	agreements with broker-dealers to sell a specified number of the Class A common stock at a stipulated price per share;

•	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	through a combination of any of the above methods of sale or any other method permitted pursuant to applicable law.

There can be no assurance that the selling stockholders will sell all or any of the Class A common stock offered by this prospectus supplement. In addition, the selling stockholders may also sell Class A common stock under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus supplement. The selling stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of Class A common stock if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders also may transfer the shares of Class A common stock offered by this prospectus supplement in other circumstances permitted by the Merger Agreement, subject to the Lock-Up described below, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus supplement. Upon fifteen (15) days’ notice in writing by Shareholder Representative Services LLC, we will, to the extent required by the Merger Agreement, use commercially reasonable efforts to file an amendment or supplement, as appropriate, to this prospectus supplement to include the Class A common stock offered by this prospectus supplement held by such person; provided that we will only be required to file two (2) such amendments or supplements.

Pursuant to support agreements entered into by the selling stockholders in connection with the Merger Agreement and the transactions contemplated thereby, each selling stockholder has agreed that through the date that is six (6) months following the Closing, such selling stockholder will not (i) directly or indirectly offer, sell, lease, assign, convey, encumber, loan, pledge, grant a security interest, hypothecate, dispose or similarly transfer (by operation of law or otherwise), either voluntarily or involuntarily, or enter into contract, option or other arrangement or understanding with respect to any of the foregoing, including in each case through the transfer of any person or any interest in any person, (A) fifty percent (50%) of the Class A common stock (including shares of Class A common stock underlying options) issued to such selling stockholder pursuant to the Merger Agreement, in the case of certain institutional selling stockholders, and (B) any of the Class A common stock (including shares of Class A common stock underlying options) issued to such selling stockholder pursuant to the Merger Agreement, in the case of certain non-institutional selling stockholders (such shares referred to in clauses (A) and (B), the “Lock-Up Shares”) or (ii) enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, the economic consequences of the Lock-Up Shares, whether any such swap, agreement, transaction or series of transactions is to be settled by delivery of Class A common stock, in cash or otherwise (such restrictions, the “Lock-Up”).

In connection with distributions of the Class A common stock or otherwise, the selling stockholders may, subject to the Lock-Up, enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Class A common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also, subject to the Lock-Up, sell the Class A common stock short and redeliver the Class A common stock to close out such short positions. The selling stockholders may also, subject to the Lock-Up, enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of Class A common stock offered by this prospectus supplement, which Class A common stock such broker-dealer or other financial institution may resell pursuant to this prospectus supplement (as supplemented or amended to reflect such transaction). The selling stockholders may also, subject to the Lock-Up, pledge Class A common stock to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged Class A common stock pursuant to this prospectus supplement (as supplemented or amended to reflect such transaction).

Subject to the Lock-Up, a selling stockholder may enter into derivative transactions with third parties, or sell Class A common stock not covered by this prospectus supplement to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell Class A common stock covered by this prospectus supplement, including in short sale transactions. If so, the third party may use Class A common stock pledged by any selling stockholder or borrowed from any selling stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use Class A common stock received from any selling stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in any applicable prospectus supplement. In addition, subject to the Lock-Up, any selling stockholder may otherwise loan or pledge Class A common stock to a financial institution or other third party that in turn may sell the Class A common stock short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our Class A common stock or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

If at the time of any offering made under this prospectus supplement a member of the Financial Industry Regulatory Authority (“FINRA”) participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

In offering the Class A common stock covered by this prospectus supplement, the selling stockholders and any underwriters, broker-dealers or agents who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of such Class A common stock may be underwriting discounts and commissions under the Securities Act. To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholders and any broker-dealer or agent regarding the sale of the Class A common stock by the selling stockholders.

The underwriters, broker-dealers and agents may engage in transactions with us or the selling stockholders, or perform services for us or the selling stockholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the Class A common stock must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Class A common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The selling stockholders and any other persons participating in the sale or distribution of the Class A common stock will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the Class A common stock by, the selling stockholders or any other person, which limitations may affect the marketability of the shares of the Class A common stock.

We will make copies of this prospectus supplement available to the selling stockholders upon request for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the Class A common stock against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the selling stockholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

LEGAL MATTERS

Greenberg Traurig, LLP has passed upon the validity of the Class A common stock offered by this prospectus supplement and certain other legal matters related to this prospectus supplement and the accompanying prospectus.

EXPERTS

The consolidated financial statements of DraftKings Inc. as of December 31, 2023 and 2022, and for each of the three years in the period ended December 31, 2023, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2023 incorporated by reference in this Prospectus Supplement and in the Registration Statement have been so incorporated in reliance upon the reports of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

PROSPECTUS

CLASS A COMMON STOCK

PREFERRED STOCK
DEBT SECURITIES

WARRANTS

PURCHASE CONTRACTS

UNITS

DraftKings Inc. (“DraftKings”) may offer and sell from time to time the securities described in this prospectus, and any selling stockholders may offer and sell from time to time shares of our Class A common stock, par value $0.0001 per share (“Class A common stock”), in one or more offerings, in amounts, at prices and on terms to be determined at the time of offering and sale. All of the shares of Class A common stock offered by the selling stockholders will be sold by the selling stockholders for their respective accounts. We will not receive any of the proceeds from those sales by the selling stockholders.

Each time we or any selling stockholders offer and sell securities, we or such selling stockholders will provide a supplement to this prospectus that contains the specific information about the offering, and, if applicable, the selling stockholders, as well as the amounts, prices and terms of the securities. A prospectus supplement may also add, change or update information contained in this prospectus.

You should read this prospectus and any applicable prospectus supplement carefully before you purchase any of our securities. THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

We may offer and sell the securities directly to you, through agents we select, or through underwriters or dealers we select. In addition, any selling stockholders may offer and sell shares of our Class A common stock from time to time. If any underwriters, dealers, or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission, or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. If we use agents, underwriters or dealers to sell the securities, we will disclose their names and the nature of our arrangement with them in a prospectus supplement. The net proceeds we expect to receive from such sales will also be set forth in the prospectus supplement. For additional information on the method of sale, you should refer to the section entitled “Plan of Distribution.”

Our Class A common stock currently trades on the NASDAQ Global Select Market (“NASDAQ”) under the ticker symbol “DKNG.” On June 6, 2024, the last reported sale price of our Class A common stock on NASDAQ was $37.56. The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on NASDAQ or any securities market or other exchange of the securities covered by the applicable prospectus supplement.

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 2 of this document.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 7, 2024.

i

About This Prospectus

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), utilizing a shelf registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings and any selling stockholders to be named in a supplement to this prospectus may, from time to time, sell shares of Class A common stock in one or more offerings. Each time we or any selling stockholders sell securities, we or the selling stockholders will provide a prospectus supplement that will contain specific information about the terms of those securities and their offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. We urge you to read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information”.

Neither we, nor any selling stockholders, have authorized anyone to provide any information or to make any representations other than as contained or incorporated by reference in this prospectus, any applicable prospectus supplement, any related free writing prospectus used by us (which we refer to as a “company free writing prospectus”), the documents incorporated by reference in this prospectus and any applicable prospectus supplement or any other information to which we have referred you. We and any selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus, any accompanying prospectus supplement or any related company free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus, any accompanying prospectus supplement or any related company free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any related company free writing prospectus is accurate as of the dates of the applicable documents. Our business, financial condition, results of operations and prospects may have changed since the applicable dates. When this prospectus or a prospectus supplement is delivered or sale pursuant to this prospectus or a prospectus supplement is made, neither we, nor any selling stockholders, are implying that the information is current as of the date of the delivery or sale. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement, or any applicable free writing prospectus may involve estimates, assumptions, and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information. You should not consider any information in this prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.

Unless the context indicates or requires otherwise, the terms “DraftKings,” “our company,” “the Company,” “we,” “us” and “our” as used in this prospectus refer to DraftKings Inc. and its consolidated subsidiaries. When we refer to “you,” we mean the potential holders of the applicable securities.

Unless otherwise stated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars.

Risk Factors

Investing in our securities involves risk. You should carefully consider the specific factors discussed under the caption “Risk Factors” in the applicable prospectus supplement, together with all the other information contained in the prospectus supplement or appearing or incorporated by reference into this prospectus. You should also consider the risks, uncertainties and assumptions discussed under Item 1A. “Risk Factors” included in our 2023 Annual Report (as defined below), as amended and supplemented by subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. For more information, see the information provided under the heading “Where You Can Find More Information.” The occurrence of any of these risks might cause you to lose all or part of your investment in the securities offered hereby. Additional risks not currently known to us or that we now believe are immaterial may also significantly impair our business operations and financial condition.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our SEC filings are available from the SEC’s Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers, like us, who file reports electronically with the SEC.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with them, which means that we can disclose important information to you by referring you to those documents. Any statement contained or incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC on February 16, 2024 (the “2023 Annual Report”);

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024 filed with the SEC on May 3, 2024;

•	our Current Reports on Form 8-K filed with the SEC on February 15, 2024, March 18, 2024, May 17, 2024 and May 23, 2024 (other than the portions of those documents deemed to be furnished and not filed); and

•	the description of the Company’s Class A common stock contained in the Company’s Registration Statement on Form S-4 (File No. 333-260174) filed with the SEC on December 7, 2021, including any amendment or report filed for the purpose of updating such description.

All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before all of the securities offered by this prospectus are sold are incorporated by reference in this prospectus from the date of filing of the documents, except for information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and not incorporated by reference herein. Information that we file with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

You may obtain any of the documents listed above from the SEC, through the SEC’s website or from DraftKings by requesting them in writing or by telephone at the following address:

DraftKings Inc.
222 Berkeley Street, 5th Floor
Boston, Massachusetts 02116
Attention: Investor Relations
Telephone: (617) 986-6744

These documents are available from DraftKings without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this prospectus forms a part.

Cautionary Statement Regarding Forward-Looking Statements

This prospectus, the documents incorporated herein and any applicable prospectus supplement contain forward-looking statements within the meaning of federal securities laws that reflect future plans, estimates, beliefs and expected performance. The forward-looking statements depend upon events, risks and uncertainties that may be outside of our control. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would,” “forecast,” “propose,” and similar expressions or the negative of these words may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. You are cautioned that our business and operations are subject to a variety of risks and uncertainties, many of which are beyond our control, and, consequently, our actual results may differ materially from those projected.

Factors that could cause or contribute to such differences include, but are not limited to, those identified below and the specific factors discussed under the caption “Risk Factors” in the applicable prospectus supplement, together with all the other information contained in the prospectus supplement or appearing or incorporated by reference into this prospectus. Any statements contained herein that are not statements of historical fact may be forward-looking statements.

•	factors relating to our business, operations and financial performance, including:

•	our ability to effectively compete in the global entertainment and gaming industries;

•	our ability to successfully acquire and integrate new operations;

•	our ability to obtain and maintain licenses with gaming authorities;

•	our inability to recognize deferred tax assets and tax loss carryforwards;

•	market and global conditions and economic factors beyond our control, as well as the potential impact of general economic conditions, including inflation and rising interest rates, on our liquidity, operations and personnel;

•	significant competition and competitive pressures from other companies worldwide in the industries in which we operate;

•	our ability to raise financing in the future;

•	our success in retaining or recruiting officers, key employees or directors; and

•	litigation and the ability to adequately protect our intellectual property rights.

The foregoing list of factors is not exclusive. Due to the uncertain nature of these factors, management cannot assess the impact of each factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Additional information concerning these and other risk factors is contained in our 2023 Annual Report, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings. All cautionary statements made or referred to herein should be read as being applicable to all forward-looking statements wherever they appear. You should consider the risks and uncertainties described or referred to herein and should not place undue reliance on any forward-looking statements.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any of these statements to reflect events or circumstances occurring after the date of this prospectus, except as required by applicable law. New factors may emerge and it is not possible to predict all factors that may affect our business and prospects.

Information About DraftKings

We are a digital sports entertainment and gaming company. We provide users with online sports betting (“Sportsbook”), online casino (“iGaming”) and daily fantasy sports (“DFS”) product offerings, as well as retail sportsbook, media and other consumer product offerings. We are also involved in the design and development of sports betting and casino gaming software for online and retail sportsbooks and iGaming operators.

Our mission is to make life more exciting by responsibly creating the world’s favorite real-money games and betting experiences. We accomplish this by creating an environment where our users can find enjoyment and fulfillment through Sportsbook, iGaming, and DFS, as well as media and other online consumer product offerings. We are also highly focused on our responsibility as a steward of this new era in real-money gaming. Our ethics guide our decision making with respect to both the tradition and integrity of sports and our investments in regulatory compliance and consumer protection.

We continue to make deliberate and substantial investments in support of our mission and long-term growth. For example, we have invested in our product offerings and technology in order to continuously launch new product innovations; improve marketing, merchandising, and operational efficiency through data science; and deliver a great user experience. We also make significant investments in sales and marketing and incentives to grow and retain our paid user base, including personalized cross-product offers and promotions, and promote brand awareness to attract the “skin-in-the-game” sports fan. Together, these investments have enabled us to create a leading product built on scalable technology, while attracting a user base that has resulted in the rapid growth of our business.

DraftKings Holdings Inc. (formerly DraftKings Inc.) (“DraftKings Holdings”) was incorporated in Nevada on December 13, 2019 as DEAC NV Merger Corp, a wholly owned subsidiary of our legal predecessor, Diamond Eagle Acquisition Corp. (“DEAC”), a special purpose acquisition company. On April 23, 2020, DEAC consummated the transactions contemplated by the business combination agreement, dated December 22, 2019, as amended on April 7, 2020, and in connection therewith, DraftKings Holdings survived the merger and became a public company and the successor issuer to DEAC. On May 5, 2022, DraftKings Holdings consummated the acquisition of Golden Nugget Online Gaming, Inc., a Delaware corporation (“GNOG”), pursuant to a definitive agreement and plan of merger, dated August 9, 2021, in an all-stock transaction (the “GNOG Transaction”). In connection with the GNOG Transaction, DraftKings Holdings undertook a holding company reorganization where New Duke Holdco, Inc., a Nevada corporation, became the going-forward public company of both DraftKings Holdings and GNOG. New Duke Holdco, Inc. was renamed DraftKings Inc., which is the issuer of the applicable securities offered hereby. DraftKings’ principal executive offices are located at 222 Berkeley Street, 5th Floor, Boston, Massachusetts 02116. DraftKings’ telephone number is (617) 986-6744, and its website address is www.draftkings.com. Information contained on DraftKings’ website or connected thereto is provided for textual reference only and does not constitute part of, and is not incorporated by reference into, this prospectus or any applicable prospectus supplement.

Use of Proceeds

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement. All of the shares of Class A common stock offered by the selling stockholders will be sold by the selling stockholders for their respective accounts. We will not receive any of the proceeds from those sales by the selling stockholders.

Description of Capital Stock

The following summary of the material terms of our capital stock is not intended to be a complete summary of the rights and preferences of such securities. The full text of our amended and restated articles of incorporation (our “Articles of Incorporation”) and amended and restated bylaws (our “Bylaws”) are included as exhibits to the registration statement of which this prospectus is a part. You are encouraged to read the applicable provisions of Nevada law, our Articles of Incorporation and our Bylaws in their entirety for a complete description of the rights and preferences of our capital stock. For more information, see the information provided under the heading “Where You Can Find More Information.”

Authorized and Outstanding Capital Stock

The Articles of Incorporation authorize the issuance of 2,100,000,000 shares of capital stock, of which 900,000,000 shares are shares of Class A common stock, par value $0.0001 per share, 900,000,000 shares are shares of Class B common stock, par value $0.0001 per share, and 300,000,000 shares are shares of preferred stock, par value $0.0001 per share.

As of May 31, 2024, our issued and outstanding share capital consisted of: (i) 484,621,538 shares of Class A common stock, held of record by approximately 946 holders, (ii) 393,013,951 shares of Class B common stock, held of record by one holder and (iii) no shares of preferred stock. In addition, as of May 31, 2024, 1,443,501 private placement warrants are outstanding and are held of record by approximately 175 warrantholders. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Common Stock

Class A Common Stock

Voting Rights

Holders of our Class A common stock are entitled to cast one vote per share of such Class A common stock. Generally, holders of all classes of our common stock vote together as a single class, and an action is approved by our stockholders if at least a majority in voting power of the outstanding shares of capital stock of DraftKings then present in person or represented by proxy at the meeting and entitled to vote on the action vote in favor of the action, while directors are elected by a plurality of the votes of the outstanding shares of common stock present in person or represented by proxy at the meeting and entitled to vote in an election of directors. Holders of our Class A common stock are not entitled to cumulate their votes in the election of directors.

Dividend Rights

Holders of our Class A common stock will share ratably (based on the number of shares of Class A common stock held) if and when any dividend is declared by the board of directors of DraftKings (the “Board”) out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, our Class A common stock with respect to the payment of dividends.

Liquidation, Dissolution and Winding Up

Upon the liquidation, dissolution, distribution of assets or winding up of DraftKings, each holder of our Class A common stock will be entitled, pro rata on a per share basis, to all assets of DraftKings of whatever kind available for distribution to the holders of our common stock, subject to the designations, preferences, limitations, restrictions and relative rights of any other class or series of preferred stock of DraftKings then outstanding.

Other Matters

No shares of our Class A common stock are subject to redemption (except as described below under “— Redemption Rights and Transfer Restrictions with Respect to Capital Stock Held by Unsuitable Persons and Their Affiliates”) or have preemptive rights to purchase additional shares of our Class A common stock. Holders of shares of our Class A common stock do not have subscription, redemption or conversion rights. All the outstanding shares of our Class A common stock are validly issued, fully paid and non-assessable.

Class B Common Stock

Issuance of Class B Common Stock

Shares of our Class B common stock may be issued only to, and registered in the name of, Jason Robins and any entities wholly owned by Mr. Robins (including all subsequent successors, assigns and permitted transferees), which we collectively refer to as “Permitted Class B Owners.”

Voting Rights

Holders of our Class B common stock are entitled to cast 10 votes per share of Class B common stock. Generally, holders of all classes of our common stock vote together as a single class, and an action is approved by stockholders if at least a majority in voting power of the outstanding shares of capital stock of DraftKings then present in person or represented by proxy at the meeting and entitled to vote on the action vote in favor of the action, while directors are elected by a plurality of the votes of the outstanding shares of common stock present in person or represented by proxy at the meeting and entitled to vote in an election of directors. Holders of our Class B common stock are not entitled to cumulate their votes in the election of directors.

Dividend Rights

Holders of our Class B common stock will not participate in any dividend declared by the Board.

Liquidation Rights

Upon the liquidation, dissolution, distribution of assets or winding up of DraftKings, holders of our Class B common stock will not be entitled to receive any distribution of DraftKings assets of whatever kind available until distribution has first been made to all holders of our Class A common stock.

However, due to the liquidation rights of holders of our Class A common stock described above in which all assets of DraftKings of whatever kind available will be distributed to holders of Class A common stock, no assets of DraftKings will be available for liquidating distributions in respect of our Class B common stock.

Transfers

Pursuant to the Articles of Incorporation, holders of our Class B common stock are generally restricted from transferring such shares, other than to a Permitted Class B Owner or in connection with a divorce or domestic relations order or decree; provided that, in each case, Mr. Robins must be deemed to retain the sole voting power to vote such transferred Class B common stock.

Mandatory Cancellation

Each share of our Class B common stock will be (1) automatically canceled for no consideration in the event that shares of our Class A common stock that are then held by Permitted Class B Owners (including without limitation all shares of Class A common stock that are the subject of unvested stock options or other equity awards awarded to Mr. Robins) represent less than 33% of Base Class A Shares (as defined in the Articles of Incorporation) and (2) subject to cancelation by DraftKings (without consideration) one year after the date that both of the following conditions apply, which we refer to as the “Founder Termination Anniversary Date”: (a) the earliest to occur of (i) Mr. Robins’ employment as Chief Executive Officer of DraftKings being terminated due to termination of employment for Cause or due to death or Permanent Disability (each as defined in the Articles of Incorporation) and (ii) Mr. Robins resigns (other than for Good Reason (as defined in the Articles of Incorporation)) as the Chief Executive Officer of DraftKings and (b) either (i) Mr. Robins no longer serves as a member of the Board or (ii) Mr. Robins’ service to DraftKings is not his primary business occupation. In the event that Mr. Robins is reinstated as the Chief Executive Officer of DraftKings or is reelected or reappointed to serve as a member of the Board prior to the Founder Termination Anniversary Date, each of which we refer to as a “Reset Event,” then the shares of Class B common stock will not be canceled pursuant to clause (2) unless and until the one-year anniversary of the date that both of the foregoing conditions are subsequently met; provided that in the event of a subsequent Reset Event, the next Founder Termination Anniversary Date will extend until the one-year anniversary of the date that both of the foregoing conditions are subsequently met without a Reset Event occurring prior to such anniversary.

Other Matters

No shares of our Class B common stock are subject to redemption (except as described below under “— Redemption Rights and Transfer Restrictions with Respect to Capital Stock Held by Unsuitable Persons and Their Affiliates”) or have preemptive rights to purchase additional shares of Class B common stock. Holders of shares of our Class B common stock do not have subscription, redemption or conversion rights. All outstanding shares of our Class B common stock are validly issued, fully paid and non-assessable.

Preferred Stock

The Articles of Incorporation provide that the Board has the authority, without action by the stockholders, to designate and issue shares of preferred stock in one or more classes or series, and the number of shares constituting any such class or series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of preferred stock, including, without limitation, dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption, dissolution preferences, and treatment in the case of a merger, business combination transaction, or sale of our assets, which rights may be greater than the rights of the holders of our common stock. There are no shares of DraftKings preferred stock outstanding.

The purpose of authorizing the Board to issue preferred stock and determine the rights and preferences of any classes or series of preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The simplified issuance of our preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of our preferred stock may adversely affect the holders of our Class A common stock including by restricting dividends on the Class A common stock, diluting the voting power of the Class A common stock or subordinating the dividend or liquidation rights of the Class A common stock. As a result of these or other factors, the issuance of our preferred stock could have an adverse impact on the market price of our Class A common stock.

Warrants

Our private placement warrants (including our Class A common stock issuable upon exercise of the private placement warrants) are not redeemable by us for cash so long as such warrants are held by the initial purchasers or holders thereof (the “initial warrantholders”) or their permitted transferees. The initial warrantholders of the private placement warrants, or their permitted transferees, have the option to exercise the private placement warrants on a cashless basis. The private placement warrants may be redeemed for shares of our Class A common stock. If the private placement warrants are held by holders other than the initial warrantholders thereof or their permitted transferees, the private placement warrants are redeemable by DraftKings and exercisable by the holders on the same basis as the warrants included in the units sold in DEAC’s initial public offering or the initial public offering of Landcadia Holdings II, Inc., which was the predecessor to GNOG.

The private placement warrants are required to be exercised on a cashless basis in the event of a redemption of such warrants pursuant to the warrant agreement governing the warrants in which our Board has elected to require all holders of the warrants who exercise their warrants to do so on a cashless basis. In such event, such holders of exercised warrants would pay the exercise price by surrendering their warrants for that number of shares of our Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of our Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” of the shares of our Class A common stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of our Class A common stock for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which the notice of redemption is sent to the holders of warrants or the warrant agent, as applicable. The notice of redemption will contain the information necessary to calculate the number of shares of our Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case.

Exclusive Forum

The Articles of Incorporation provide that, to the fullest extent permitted by law, unless we otherwise consent in writing, the Eighth Judicial District Court of Clark County, Nevada (or if the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction, any other state district court located in the State of Nevada, and if no state district court in the State of Nevada has jurisdiction, any federal court located in the State of Nevada) is the exclusive forum for any action or proceeding brought in the name or right of DraftKings or on its behalf, any action asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of DraftKings to DraftKings or its stockholders, any action asserting a claim arising pursuant to any provision of the Nevada Revised Statutes (the “NRS”) Chapters 78 or 92A, our Articles of Incorporation or our Bylaws, any action to interpret, apply, enforce or determine the validity of our Articles of Incorporation or our Bylaws or any action asserting a claim governed by the internal affairs doctrine. The exclusive forum provision provides federal courts located in the State of Nevada as the forum for suits brought to enforce any duty or liability for which Section 27 of the Exchange Act establishes exclusive jurisdiction with the federal courts or any other claim for which the federal courts have exclusive jurisdiction.

Anti-Takeover Effects of Provisions of the Articles of Incorporation, the Bylaws and Applicable Law

Certain provisions of our Articles of Incorporation, our Bylaws and laws of the State of Nevada, where DraftKings is incorporated, may discourage or make more difficult a takeover attempt that a DraftKings stockholder might consider in his or her best interest. These provisions may also adversely affect prevailing market prices for our common stock. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure DraftKings and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.

Authorized but Unissued Shares

The authorized but unissued shares of our Class A common stock, Class B common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NASDAQ. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of DraftKings by means of a proxy contest, tender offer, merger or otherwise.

Dual Class Stock

As described above in “— DraftKings Common Stock  —  Class A Common Stock  —  Voting Rights” and “— DraftKings Common Stock  —  Class B Common Stock  —  Voting Rights,” our Articles of Incorporation provide for a dual class common stock structure, which provides Mr. Robins with the ability to control the outcome of matters requiring DraftKings stockholder approval, even though he owns significantly less than a majority of the shares of outstanding Class A common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of DraftKings or its assets.

Number of Directors

Our Articles of Incorporation and Bylaws provide that, subject to any rights of holders of our preferred stock to elect additional directors under specified circumstances, the number of directors may be fixed from time to time pursuant to a resolution adopted by the Board or, from and after the time that Mr. Robins beneficially owns less than a majority of the voting power of our outstanding capital stock, may be modified by the affirmative vote of at least two-thirds of the voting power of our outstanding capital stock. The number of directors is currently fixed at ten.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The Bylaws establish advance notice procedures with respect to DraftKings stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. In order for any matter to be “properly brought” before a meeting, a DraftKings stockholder has to comply with advance notice requirements and provide DraftKings with certain information. Generally, to be timely, a stockholder’s notice must be received at DraftKings’ principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The Bylaws also specify requirements as to the form and content of a stockholder’s notice. At a meeting of the stockholders, the Bylaws allow the chairman of the meeting to adopt rules, regulations and procedures for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of DraftKings.

Limitations on Stockholder Action by Written Consent

Nevada law permits stockholder action by written consent unless the corporation’s articles of incorporation or bylaws provide otherwise. Pursuant to Section 78.320 of the NRS, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, if, before or after the action, a written consent to such action is signed by the holders of outstanding stock having at least a majority of the voting power of all classes entitled to vote, or such different proportion that would be required for such an action at a meeting of the stockholders. Our Articles of Incorporation provide that stockholder action by written consent is permitted so long as Mr. Robins beneficially owns a majority of the voting power of the then-outstanding shares of our capital stock. Once Mr. Robins no longer beneficially owns a majority of the voting power of the then-outstanding shares of our capital stock, all stockholder actions must be taken at a meeting of our stockholders.

Amendment of our Articles of Incorporation or Bylaws

Nevada law provides generally that a resolution of the board of directors is required to propose an amendment to a corporation’s articles of incorporation and that the amendment must be approved by the affirmative vote of a majority of the voting power of all classes entitled to vote, as well as a majority of any class adversely affected. Nevada law also provides that the corporation’s bylaws, including any bylaws adopted by its stockholders, may be amended by the board of directors and that the power to adopt, amend or repeal the bylaws may be granted exclusively to the directors in the corporation’s articles of incorporation. Our Articles of Incorporation provide that, except as otherwise provided by applicable law, amendments to the articles of our Articles of Incorporation governing the Board, stockholder matters, liability, transactions with stockholders, directors and officers, exclusive forum, amendment, corporate opportunities and unsuitable persons must be approved by (1) a majority of the combined voting power of all shares of our capital stock entitled to vote, voting together as a single class, so long as shares representing a majority of the voting power of all of the then-outstanding shares of our capital stock entitled to vote are beneficially owned by Mr. Robins or (2) two-thirds of the combined voting power of all shares entitled to vote, voting together as a single class, thereafter. With respect to all other articles of our Articles of Incorporation, except as otherwise prohibited by applicable law, DraftKings reserves the right to amend such articles in a manner prescribed in the Articles of Incorporation, the Bylaws or the NRS. Our Articles of Incorporation and Bylaws provide that the Bylaws may be amended or repealed by either the Board or by the affirmative vote of stockholders representing a majority of the voting power of all of the then-outstanding shares of our capital stock entitled to vote, while Mr. Robins beneficially owns shares representing at least a majority of the voting power of our capital stock, or, thereafter, by the affirmative vote of stockholders representing at least two-thirds or more of the voting power of our capital stock.

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the NRS generally prohibit a publicly traded Nevada corporation with at least 200 stockholders of record from engaging in various “combination” transactions with any interested stockholder for a period of up to four years after the date of the transaction in which the person became an interested stockholder, unless the combination or transaction was approved by the board of directors before such person became an interested stockholder or the combination is approved by the board of directors, if within two years after the date in which the person became an interested stockholder, and is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% (for a combination within two years after becoming an interested stockholder) or a majority (for combinations between two and four years thereafter) of the outstanding voting power held by disinterested stockholders. Alternatively, a corporation may engage in a combination with an interested stockholder more than two years after such person becomes an interested stockholder if:

•	the consideration to be paid to the holders of the corporation’s stock, other than the interested stockholder, is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or the transaction in which it became an interested stockholder, whichever is higher, plus interest compounded annually, (b) the market value per share of common stock on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, less certain dividends paid or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher; and

•	the interested stockholder has not become the owner of any additional voting shares since the date of becoming an interested stockholder except by certain permitted transactions.

A “combination” is generally defined to include (i) mergers or consolidations with the “interested stockholder” or an affiliate or associate of the interested stockholder, (ii) any sale, lease exchange, mortgage, pledge, transfer or other disposition of assets of the corporation, in one transaction or a series of transactions, to or with the interested stockholder or an affiliate or associate of the interested stockholder: (a) having an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) having an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation or (c) representing more than 10% of the earning power or net income (determined on a consolidated basis) of the corporation, (iii) any issuance or transfer of securities to the interested stockholder or an affiliate or associate of the interested stockholder, in one transaction or a series of transactions, having an aggregate market value equal to 5% or more of the aggregate market value of all of the outstanding voting shares of the corporation (other than under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution made pro rata to all stockholders of the corporation), (iv) adoption of a plan or proposal for liquidation or dissolution of the corporation with the interested stockholder or an affiliate or associate of the interested stockholder and (v) certain other transactions having the effect of increasing the proportionate share of voting securities beneficially owned by the interested stockholder or an affiliate or associate of the interested stockholder.

In general, an “interested stockholder” means any person who (i) beneficially owns, directly or indirectly, 10% or more of the voting power of the outstanding voting shares of a corporation, or (ii) is an affiliate or associate of the corporation that beneficially owned, within two years prior to the date in question, 10% or more of the voting power of the then-outstanding shares of the corporation.

We have opted out of these provisions in our Articles of Incorporation until Mr. Robins ceases to beneficially own shares of our common stock representing at least 15% of our outstanding voting stock.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS apply to “issuing corporations” that are Nevada corporations doing business, directly or through an affiliate, in Nevada, and having at least 200 stockholders of record, including at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation. The control share statute prohibits an acquirer, under certain circumstances, from voting its “control shares” of an issuing corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of a majority of the voting power of the issuing corporation’s disinterested stockholders at a meeting, or unless the issuing corporation amends its articles of incorporation or bylaws within 10 days of the acquisition. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power of a corporation. Generally, once an acquirer crosses one of the foregoing thresholds, those shares that the acquirer, or persons acting in association with the acquiring person, acquired in an “acquisition” (as defined in the NRS) or offered to acquire in such an acquisition, and those acquired within 90 days immediately preceding the date that the acquirer crossed one of the thresholds, become “control shares,” and such control shares are deprived of the right to vote unless disinterested stockholders vote to restore the right. In addition, the corporation, if provided in its articles of incorporation or bylaws in effect on the tenth (10th) day following the acquisition of a controlling interest, may cause the redemption of all of the control shares at the average price paid for such shares if the stockholders do not accord the control shares full voting rights. If control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who did not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

We have opted out of these provisions in our Articles of Incorporation until Mr. Robins ceases to beneficially own shares of our common stock representing at least 15% of our outstanding voting stock. After such time, we may opt out of the “control share” statute by amending our Articles of Incorporation or our Bylaws within 10 days of the acquisition as provided by Nevada law.

The foregoing provisions of our Articles of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board and in the policies formulated by our Board and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions and the provisions of Nevada law described above are designed to reduce DraftKings’ vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares of common stock and, as a consequence, they also may inhibit fluctuations in the market price of our Class A common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit stockholders.

Limitations on Liability and Indemnification of Officers and Directors

Our Articles of Incorporation eliminate the liability of our officers and directors to the fullest extent permitted by Nevada law. Nevada law provides that our directors and officers will not be individually liable to us, our stockholders or our creditors for any damages for any act or failure to act in the capacity of a director or officer other than in circumstances where both (i) the presumption that the director or officer acted in good faith, on an informed basis and with a view to the interests of the corporation has been rebutted, and (ii) the act or failure to act of the director or officer is proven to have been a breach of his or her fiduciary duties as a director or officer and such breach is proven to have involved intentional misconduct, fraud or a knowing violation of law.

Our Articles of Incorporation and Bylaws also provide for indemnification for our directors and officers to the fullest extent permitted by Nevada law. We have entered into indemnification agreements with each of our directors that are, in some cases, broader than the specific indemnification provisions contained under Nevada law. The effect of these provisions is to restrict our rights and the rights of our stockholders in derivative suits to recover any damages against a director or officer for breach of fiduciary duties as a director, because a director or officer will not be individually liable for acts or omissions, except where the act or failure to act constituted a breach of fiduciary duty and such breach involved intentional misconduct, fraud or a knowing violation of law, and the presumption that the director or officer acted in good faith, on an informed basis, and with a view to the interests of the corporation, has been rebutted.

These provisions may be held not to be enforceable for certain violations of the federal securities laws of the United States.

We are also expressly authorized to carry directors’ and officers’ insurance to protect our directors, officers, employees and agents against certain liabilities.

The limitation of liability and indemnification provisions under Nevada law and in our Articles of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors or officers for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit DraftKings and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any DraftKings stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, an investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Corporate Opportunities

In anticipation that Mr. Robins may engage in activities or lines of business similar to those in which we engage, our Articles of Incorporation provide for, to the fullest extent permitted under Nevada law, the renouncement by DraftKings of all interest and expectancy that DraftKings otherwise would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to any director, stockholder, officer or agent of DraftKings (or any affiliate thereof), other than an employee of DraftKings or any of its subsidiaries. Specifically, no holder of shares of our common stock, nor any non-employee director, of DraftKings has any duty to refrain from engaging in the same or similar business activities or lines of business that DraftKings does or otherwise competing with DraftKings. In the event that any holder of shares of common stock of DraftKings or any director that is not an employee of DraftKings or its subsidiaries acquires knowledge of a potential transaction or matter which may be a corporate opportunity for itself and DraftKings, that person will not have any duty to communicate or offer such corporate opportunity to DraftKings and may pursue or acquire such corporate opportunity for itself or direct such opportunity to another person.

To the fullest extent permitted by Nevada law, no potential transaction or business opportunity may be deemed to be a potential corporate opportunity of DraftKings or its subsidiaries unless (a) DraftKings and its subsidiaries would be permitted to undertake such transaction or opportunity in accordance with our Articles of Incorporation, (b) DraftKings and its subsidiaries at such time have sufficient financial resources to undertake such transaction or opportunity and (c) such transaction or opportunity would be in the same or similar line of business in which DraftKings and its subsidiaries are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.

Redemption Rights and Transfer Restrictions with Respect to Capital Stock Held by Unsuitable Persons and Their Affiliates

The Articles of Incorporation provide that any common stock or any other equity securities of DraftKings, or securities exchangeable or exercisable for, or convertible into, such other equity securities of DraftKings owned or controlled by a person whom the Board determines in good faith (following consultation with reputable outside gaming regulatory counsel) pursuant to a resolution adopted by the unanimous affirmative vote of all of the disinterested members of the Board (i) fails or refuses to file an application (or fails or refuses, as an alternative, to otherwise formally request from the relevant Gaming Authority a waiver or similar relief from filing such application) within 30 days (or such shorter period imposed by any gaming authority, including any extensions of that period granted by the relevant gaming authority, but in no event more than such original 30 days) after having been requested in writing and in good faith to file an application by DraftKings (based on consultation with reputable outside gaming regulatory counsel), or has withdrawn or requested the withdrawal of a pending application (other than for technical reasons with the intent to promptly file an amended application following such withdrawal), to be found suitable by any gaming authority or for any gaming license when such finding of suitability or gaming license is required by gaming laws or gaming authorities for the purpose of obtaining a material gaming license for, or compliance with material gaming laws by DraftKings “or any affiliated company,” (ii) is denied or disqualified from eligibility for any material gaming license by any gaming authority, (iii) is determined by a gaming authority in any material gaming jurisdiction to be unsuitable to own or control any equity interests, or be affiliated, associated or involved with a person engaged in gaming activities, (iv) is determined by a gaming authority to have caused, in whole or in part, any material gaming license of DraftKings or any affiliated company to be lost, rejected, rescinded, suspended, revoked or not renewed by any gaming authority, or to have caused, in whole or in part, DraftKings or any affiliated company to be threatened by any gaming authority with the loss, rejection, rescission, suspension, revocation or non-renewal of any material gaming license (in each of  (ii) through (iv) above, only if such denial, disqualification or determination by a gaming authority is final and non-appealable), or (v) is reasonably likely to (1) preclude or materially delay, impede, impair, threaten or jeopardize any material gaming license held or desired in good faith to be held by DraftKings or any affiliated company or DraftKings’ or any affiliated company’s application for, right to the use of, entitlement to, or ability to obtain or retain, any material gaming license held or desired in good faith to be held by DraftKings or any affiliated company, or (2) cause or otherwise be reasonably likely to result in the imposition of any materially burdensome terms or conditions on any material gaming license held or desired to be held by DraftKings or any affiliated company (each of such persons, an “Unsuitable Person”) or its affiliates will be subject to mandatory sale and transfer on the terms and conditions set forth in the Articles of Incorporation to either DraftKings or one or more third-party transferees (as described in the Articles of Incorporation) and in such number and class(es)/series as determined by the Board.

Any such sale or transfer will not occur until the later to occur of: (i) delivery to the Unsuitable Person of a copy of a resolution duly adopted by the unanimous affirmative vote of all of the disinterested members of the Board at a meeting thereof called and held for the purpose (after providing reasonable notice to such person and a reasonable opportunity for such person, together with their counsel, to be heard and to provide documents and written arguments), finding that the Board has determined in good faith (following consultation with reputable outside gaming regulatory counsel) that (A) such person is an Unsuitable Person and (B) it is necessary for such person or an affiliate of such person (as applicable) to sell and transfer such number and class(es)/series of equity interests in order for DraftKings or an affiliated company to: (1) obtain, renew, maintain or prevent the loss, rejection, rescission, suspension, revocation or non-renewal of a material gaming license; (2) comply in any material respect with a material gaming law; (3) ensure that any material gaming license held or desired in good faith to be held by DraftKings or any affiliated company, or DraftKings’ or any affiliated company’s application for, right to the use of, entitlement to, or ability to obtain or retain, any material gaming license held or desired in good faith to be held by DraftKings or any affiliated company, is not precluded, delayed, impeded, impaired, threatened or jeopardized in any material respect; or (4) prevent the imposition of any materially burdensome terms or conditions on any material gaming license held or desired in good faith to be held by DraftKings or any affiliated company, and specifying the reasoning for such determinations in reasonable detail, and (ii) conclusion of any arbitration process brought in accordance with the provisions of the Articles of Incorporation.

Following (x) the determination of unsuitability by the Board and (y) if applicable, an arbitrator determining that such determinations were made in good faith by the Board, DraftKings will deliver a transfer notice to the Unsuitable Person or its affiliate(s) and will purchase and/or cause one or more third-party transferees to purchase such number and class(es)/series of equity interests determined in good faith by the Board for the purchase price set forth in the transfer notice, which will be determined in accordance with the Articles of Incorporation; provided that an Unsuitable Person or its affiliate(s) will be permitted, during the 45-day period commencing on the date of the transfer notice (or before a transfer notice is formally delivered), to effect and close a disposition of the number and class(es)/series of equity interests specified in the transfer notice (or a portion of them) to a person that the Board determines in good faith (following consultation with reputable outside gaming regulatory counsel) is not an Unsuitable Person, on terms agreed between the Unsuitable Person and such person (an “Alternate Private Transaction”).

At the closing of a sale and transfer other than an Alternate Private Transaction, (i) DraftKings or the third-party transferee(s) (as applicable) will deliver the aggregate applicable purchase price for the equity interests being purchased by each of the foregoing by wire transfer of immediately available funds to the account specified in writing by the Unsuitable Person or an affiliate of such Unsuitable Person (as applicable) in the case of third-party transferees, by unsecured promissory note in the case of DraftKings, or a combination of both in the case of DraftKings in such proportion as it may determine in its sole and absolute discretion and (ii) the Unsuitable Person or affiliate thereof will deliver to DraftKings or each such third-party transferee, such stock powers, assignment instruments and other agreements as are necessary or appropriate to fully convey all right, title and interest in and to the equity interests being purchased by each of the foregoing, free and clear of all liens and other encumbrances and to evidence the subordination of any promissory note if and only to the extent required by any debt obligations of DraftKings (and to the minimum extent required pursuant to such subordination arrangement).

The Articles of Incorporation provide that, in the case of a sale and transfer to DraftKings, from and after the transfer date and subject only to the right to receive the purchase price for such equity interests, the equity interests will be deemed no longer outstanding and the Unsuitable Person or any affiliate thereof will cease to be a DraftKings stockholder, and all rights of such Unsuitable Person or any affiliate thereof, other than the right to receive the purchase price, will cease. In the case of an Alternate Private Transaction or a transfer to one or more third-party transferees, from and after the earlier to occur of: (i) the transfer date, in the case of a transfer to one or more such third-party transferees, or (ii) consummation of an Alternate Private Transaction, subject only to the right to receive the purchase price for such Unsuitable Person’s equity securities, all rights and entitlements of the Unsuitable Person or any affiliates thereof will be terminated, including, without limitation, any such person will from such date no longer be entitled to: (i) receive any dividend, payment, distribution or interest with regard to the applicable equity interests which has been declared following such date or of which the due payment date according to the applicable declaration is following such date, other than the right to receive the purchase price or (ii) to exercise, directly or indirectly or through any proxy, trustee, or nominee, any voting or other right (including, without limitation, observer and information rights) conferred by the underlying equity interests.

Further, to the extent that a sale and transfer to one or more third-party transferees is determined to be invalid or unenforceable for any reason, DraftKings will be permitted to redeem or repurchase the equity interests owned or controlled by an Unsuitable Person or an affiliate thereof for the price and under the terms contemplated by the Articles of Incorporation promptly following any such determination.

Stockholders’ Derivative Actions

Under Nevada law, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action was a holder of DraftKings shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law and such suit is brought in a Nevada court. For further information, please read the section entitled “— Exclusive Forum” above.

Transfer Agent and Registrar

The transfer agent for our capital stock and warrants is Computershare Trust Company, N.A.

Description of Debt Securities

This prospectus describes certain general terms and provisions of the debt securities. The debt securities may be issued from time to time in one or more series pursuant to an indenture to be entered into between DraftKings Inc. and one or more trustees selected by us. Such indenture is referred to herein as the “indenture.” The terms of the debt securities will include those set forth in the indenture (as supplemented by any relevant officer’s certificate or supplemental indenture) and those made a part thereof by the Trust Indenture Act of 1939, as amended. When we offer to sell a particular series of debt securities, we will describe the specific terms for the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

Because the following is only a summary of selected provisions to be included in the indenture and the debt securities, it does not contain all information that may be important to you. This summary is not complete and is qualified in its entirety by reference to the applicable indenture and any supplemental indentures thereto or officer’s certificate or board resolution related thereto.

As used in this “Description of Debt Securities,” the terms “we,” “our,” “us,” “the company” and “DraftKings” refer to DraftKings Inc., a Nevada corporation, and do not, unless otherwise specified, include our subsidiaries.

General

The indenture is not expected to limit the amount of debt securities which we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. Our secured debt, if any, will be effectively senior to any unsecured debt securities to the extent of the value of the assets securing such debt. The debt securities will be exclusively our obligations and not of our subsidiaries and therefore the debt securities will be structurally subordinated to the debt and other liabilities (including trade payables, but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet in accordance with generally accepted accounting principles in the United States) of any of our subsidiaries. The prospectus supplement will describe the terms of any debt securities being offered, including:

•	the title;

•	any limit upon the aggregate principal amount;

•	whether the debt securities will be senior or subordinated;

•	applicable subordination provisions, if any;

•	whether the debt securities will be secured or unsecured and, if secured, what the collateral will consist of;

•	the date or dates on which the principal is payable;

•	the rate or rates at which the debt securities shall bear interest, if any, or the method by which such rate shall be determined;

•	the date or dates from which interest shall accrue;

•	the date or dates on which interest shall be payable;

•	the record dates for the determination of holders to whom interest is payable;

•	the right, if any, to extend the interest payment periods and the duration of such extension;

•	the place or places where the principal of and any interest shall be payable;

•	the price or prices at which, the period or periods within which and the terms and conditions upon which debt securities may be redeemed, pursuant to any sinking fund or otherwise;

•	our obligation, if any, to redeem, purchase or repay the debt securities pursuant to any sinking fund or otherwise or at the option of a holder thereof;

•	if applicable, the price or prices at which, the period or periods within which and the terms and conditions upon which the debt securities shall be redeemed, purchased or repaid, in whole or in part;

•	any covenants applicable to the particular debt securities being issued;

•	any defaults and events of default applicable to the particular debt securities being issued and consequences of default;

•	any right to “reopen” a previous issue of a series of debt securities by issuing additional debt securities of such series;

•	the denominations in which the debt securities of the series shall be issuable;

•	the percentage of the principal amount at which the debt securities will be issued and, if other than the principal amount thereof, the portion of such principal amount which shall be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy;

•	any and all other terms of the series including any terms which may be required by or advisable under U.S. law or regulations or advisable in connection with the marketing of the debt securities;

•	whether the debt securities are issuable as global securities or definitive certificates and, in such case, the identity for the depositary;

•	any provisions granting special rights to holders when a specified event occurs;

•	whether and under what circumstances we will pay additional amounts on the debt securities held by a person who is not a U.S. person in respect of any tax, assessment or governmental charge withheld or deducted;

•	any special tax implications of the debt securities;

•	any authenticating or paying agents, transfer agents or registrars or any other agents with respect to the debt securities, if other than the trustee;

•	any guarantor or co-issuers;

•	any special interest premium or other premium;

•	whether the debt securities are convertible or exchangeable into any class of our common stock or other of our equity securities and the terms and conditions upon which such conversion or exchange shall be effected;

•	the currency in which payments shall be made, if other than U.S. dollars;

•	securities exchange(s) on which the securities will be listed, if any;

•	whether any underwriter(s) will act as market maker(s) for the securities;

•	extent to which a secondary market for the securities is expected to develop;

•	additions to or changes in the events of default with respect to the securities and any change in the right of the trustee or the holders to declare the principal, premium and interest with respect to such securities to be due and payable;

•	provisions relating to covenant defeasance and legal defeasance;

•	provisions relating to satisfaction and discharge of the indenture;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

•	provisions related to unclaimed funds; and

•	additional terms not inconsistent with the provisions of the indenture.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement.

Forms of Securities

Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered Global Securities

We may issue the registered debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of DraftKings, the trustee or any other agent of DraftKings or agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

Governing Law

The indenture and the debt securities for all purposes shall be governed by and construed in accordance with the laws of the State of New York.

Description of Other Securities

We will set forth in the applicable prospectus supplement a description of any warrants, purchase contracts, or units issued by us that may be offered and sold pursuant to this prospectus.

Selling Stockholders

Information about selling stockholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

Plan of Distribution

We or any selling stockholders may sell the securities from time to time:

•	through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

The distribution of securities may be made from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to these prevailing market prices or at negotiated rates. We will identify the specific plan of distribution, including any underwriters, dealers, agents, or direct purchasers and their compensation in the applicable prospectus supplement.

Legal Matters

Unless otherwise indicated in an applicable prospectus supplement, Greenberg Traurig, LLP will pass upon the validity of the Class A common stock and preferred stock offered by this prospectus and certain other legal matters related to this prospectus. Certain legal matters relating to the issuance and sale of the other securities offered hereby will be passed upon for us by Sullivan & Cromwell LLP, New York, New York. The validity of the securities to be offered by this prospectus will be passed upon for us, any selling stockholders, any agents, underwriters, dealers, remarketing firms or other third parties by counsel named in the applicable prospectus supplement.

Experts

The consolidated financial statements of DraftKings Inc. as of December 31, 2023 and 2022 and for each of the three years in the period ended December 31, 2023, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2023 incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance upon the reports of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.